Exhibit 10.15

RIG SALE AGREEMENT

This Rig Sale Agreement (this “Agreement”) is entered into as of the 8th day of August, 2005, by and between Hydrocarbon Capital II LLC, a Delaware limited liability company and a wholly-owned subsidiary of Lehman Commercial Paper Inc., a New York corporation (“Seller”), and Hercules Offshore, LLC, a Delaware limited liability company (“Buyer”).

WHEREAS, Seller is the owner of the Rig (as defined below); and

WHEREAS, Buyer wishes to purchase, and Seller wishes to sell, the Rig on the terms and conditions set forth below;

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements contained herein, Buyer and Seller hereby agree as follows:

1.	DEFINITIONS

Each of the following terms shall have the meaning ascribed thereto when used throughout this Agreement and the Exhibits hereto:

“Affiliate” shall mean, with respect to one of the parties hereto, any other company or legal entity which (i) is owned or controlled by such party, (ii) owns or controls such party, or (iii) is under common ownership or control of such party. As used in the preceding sentence, “control” shall mean the right or ability to control more than fifty percent (50%) of the voting rights of a company or entity.

“Bill of Sale” has the meaning given to it in Article 7.2(a)(1).

“Business Day” shall mean a day on which banks are open for business in New York, New York.

“Buyer Assignee” has the meaning given to it in Article 11.

“Certificate of Acceptance” shall mean the Certificate of Acceptance of Delivery in the form of Exhibit “A” to be delivered at the Closing in respect of the Rig.

“Claim Notice” has the meaning given to it in Article 11.

“Closing” shall mean the consummation of the purchase and sale of the Rig.

“Closing Date” shall mean the date of the Closing with respect to the Rig in accordance with Article 7.1, provided that it shall be a Business Day.

“Closing Payment” has the meaning given to it in Article 3.3.

“Closing Time” shall mean the day and time specified as the Closing Time on the Certificate of Acceptance.

“Damages” has the meaning given to it in Article 10.1.

“De Minimis Damage” has the meaning given to it in Article 9.2(b).

“Deposit” has the meaning given to it in Article 3.2.

“Election Period” has the meaning given to it in Article 10.6(a).

“Force Majeure” has the meaning given to it in Article 19.5.

“Indemnified Party” has the meaning given to it in Article 10.5.

“Indemnifying Party” has the meaning given to it in Article 10.5.

“Indemnity Payment” has the meaning given to it in Article 10.7(c).

“Interim Period” has the meaning given to it in Article 9.1(a).

“Lien” shall mean a lien, maritime liens, mortgage, security interest, pledge or other charge or encumbrance, including, without limitation, a charter or drilling contract (or similar arrangement), or any other debts and claims whatsoever.

“Outside Date” has the meaning given to it in Article 7.1.

“Partial Loss” has the meaning given to it in Article 9.2(a).

“Permitted Assignment” has the meaning given to it in Article 11.

“Recouped Amount” has the meaning given to it in Article 10.7(c).

“Repair Work” has the meaning given to it in Article 9.2(a)(1)

“Rig” shall mean that certain self-elevating offshore mobile drilling unit known as the Odin Spirit (ex “Bohai 6”), being of Panamanian registry, Patente No. 29392-PEXT-1, together with its respective engines, tackle, winches, cordage, general outfit, drilling equipment, electronic and navigation equipment, radio installations, appurtenances, appliances, inventory, spare or replacement parts, stores, tools and provisions designated for the Rig, whether on board or ashore. The Rig shall not include any item which is listed on Exhibit “B”.

“Sale Price” has the meaning given to it in Article 3.1.

“Taxes” means any tax, fee, levy, duty or charge, including income, capital gains, sales, value added, transfer, customs, stamp, registration and any other tax, fee, levy, duty or charge, that is assessed by any country or any other governmental authority and any fines, penalties or interest with respect to the foregoing tax, fee, levy, duty or charge; provided however, that it shall not include any of the foregoing which arise as a result of the sale and/or transfer of the Rig pursuant to this Agreement.

“Third-Party Claim” has the meaning given to it in Article 10.6.

“Total Loss” has the meaning given to it in Article 9.1(a).

2.	SALE AND PURCHASE

Seller hereby agrees to sell the Rig to Buyer, and Buyer hereby agrees to purchase the Rig from Seller, upon the terms and conditions set forth in this Agreement.

3.	CONSIDERATION

3.1 Subject to the terms hereof, the aggregate purchase price (the “Sale Price”) to be paid by Buyer to Seller for the Rig is Twelve Million Five Hundred Thousand United States Dollars (US$12,500,000); plus (x) an amount equal to all expenditures for capital improvements to the Rig paid by Seller after June 16, 2005 and prior to the Closing; provided, however, that Buyer shall have approved all such expenditures made after the date hereof and that the capital improvements relating to such expenditures are reflected on the scope of work, attached as Exhibit “C” to this Agreement.

3.2 Buyer has, prior to the date hereof, deposited with Seller Two Hundred and Fifty Thousand United States Dollars (US$250,000) as a deposit (the “Deposit”), which amount will be applied at the Closing as partial payment of the Sale Price. The Deposit will be returned to Buyer in the event (i) this Agreement is terminated based on a breach of any representation, warranty or covenant of Seller contained herein, (ii) the Closing has not occurred on or before October 1, 2005 due to the actions of Seller or (iii) this Agreement is terminated pursuant to Article 9.1(a). Seller will retain the Deposit as Seller’s sole and exclusive remedy in the event (i) this Agreement is terminated based on a breach of any representation, warranty or covenant by Buyer contained herein or (ii) the Closing has not occurred on or before October 1, 2005; provided that the failure of the Closing to occur is not a result of the actions of Seller.

3.3 At the Closing and subject to any applicable Sale Price reduction pursuant to Article 9.2 and the other provisions of this Agreement, (i) the Deposit shall be applied against the Sale Price and (ii) Buyer shall pay the balance of the Sale Price to Seller (the “Closing Payment”) pursuant to Article 3.4.

3.4 All payments to Seller hereunder are to be made in United States Dollars in immediately available funds wired to the following bank account:

Citibank., N.A.

Fed ABA # 021-000-089

Account number: 40615659

Ref Edward O’Connell

4.	REPRESENTATIONS AND WARRANTIES

4.1 Disclaimer of Other Warranties. Except as may be otherwise expressly stated in this Agreement, Buyer hereby acknowledges that the sale and purchase of the Rig is on an “AS IS, WHERE IS AND WITH ALL FAULTS” basis, and that this sale and purchase of the Rig is

WITHOUT ANY REPRESENTATION, WARRANTY, GUARANTY OR CONDITION, EXPRESSED OR IMPLIED, BY SELLER, AND THAT SELLER DOES NOT MAKE ANY WARRANTY, GUARANTY, OR REPRESENTATION OF ANY KIND, EITHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH REGARD TO THE RIG, INCLUDING, BUT NOT LIMITED TO, AS TO SEAWORTHINESS, CLASSIFICATION, VALUE, DESIGN, OPERATION, MERCHANTABILITY, FITNESS FOR USE OR PARTICULAR PURPOSE OF THE RIG OR AS TO THE ELIGIBILITY OF THE RIG FOR ANY PARTICULAR TRADE OR CLASSIFICATION, AND BUYER HEREBY WAIVES AS AGAINST SELLER AND ITS AFFILIATES ALL WARRANTIES OR REMEDIES OR LIABILITIES WITH RESPECT TO SUCH WARRANTIES, ARISING BY LAW OR OTHERWISE WITH RESPECT TO THE RIG. As between Seller and Buyer, the execution by Buyer of the Certificate of Acceptance shall be conclusive proof that the Rig is in full and complete compliance with all requirements of this Agreement other than as stated in this Agreement.

4.2 Buyer’s Representations. Buyer hereby represents, covenants and warrants to Seller the following:

(a) All necessary limited liability company action of Buyer has been taken duly to authorize the transactions contemplated by this Agreement, and upon execution and delivery of this Agreement by Buyer, this Agreement will constitute the valid, legal and binding obligations of Buyer, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as principles of equity;

(b) Buyer is duly formed and validly existing under the laws of its state of organization and has full legal right, power and authority to enter into this Agreement and to perform its obligations hereunder;

(c) Buyer has completed its inspection of the Rig as of the date hereof, including the Rig’s documentation, and is satisfied with the results thereof; and

(d) The execution or delivery of this Agreement and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1. conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorization, written or oral, to or by which Buyer is a party or is bound;

2. conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Buyer’s certificate of formation, limited liability company agreement or equivalent governing instruments; or

3. result in a violation by Buyer of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, Buyer.

4.3 Seller’s Representations. Seller hereby represents, covenants and warrants to Buyer the following:

(a) Seller is the legal and beneficial owner of, and has good and marketable title to, the Rig, free and clear of all Liens;

(b) At Closing, the Rig will be free of Liens;

(c) All necessary limited liability company action of Seller has been taken, or will be duly taken prior to Closing, to authorize the transactions contemplated by this Agreement, and upon execution and delivery of this Agreement by Seller, this Agreement will constitute the valid, legal and binding obligations of Seller, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium and similar laws, as well as principles of equity;

(d) Seller is duly formed and validly existing under the laws of its state of organization and has full legal right, power and authority to enter into this Agreement, and to perform its obligations hereunder;

(e) No Taxes, duties, or customs for import or export duties on the Rig are outstanding;

(f) Other than Bassoe Offshore, Seller has not, directly or indirectly, employed any broker, finder or intermediary that might be entitled to any brokerage, finders’ or similar fee or commission in connection with the transactions contemplated by this Agreement; and

(g) The execution or delivery of this Agreement and completion of all transactions contemplated hereby, will not either now, or after notice or lapse of time, or both:

1. 1, conflict with, violate, result in a breach or right of termination or acceleration under or require any consent or authorization under any of the terms, conditions or provisions of any. mortgage, indenture, agreement, loan, guarantee, note, bond, permit, license, lease, grant, patent, or other undertaking or authorization, written or oral, to or by which Seller is a party or is bound;

2. conflict with, result in a breach of or require any consent under any of the terms, conditions or provisions of Seller’s certificate of formation, limited liability company agreement or equivalent governing instruments; or

3. result in a violation by Seller of any judgment, decree, order (including an executive order), award, writ, injunction or decree applicable to, or binding upon, Seller.

4.4 Survival.

All representations and warranties contained in this Agreement shall survive the Closing, provided that no representation or warranty of either Seller or Buyer shall be valid after one year following the Closing, except in the case of fraud in which case such a representation or warranty shall survive for two years.

5.	CERTAIN COVENANTS

5.1 Seller’s Covenants. Seller covenants and agrees as follows:

(a) Seller agrees to cooperate, and to cause its Affiliates to cooperate, with Buyer to effect an orderly transition of the ownership of the Rig to Buyer. Seller will comply in all material respects with applicable laws regarding the ownership, operation and use of the Rig. Seller will not, without the prior written consent of Buyer: (i) mortgage, pledge or subject to a Lien, or permit any Lien to be created against, the Rig; (ii) sell, transfer, assign, license or otherwise dispose of, or agree to sell, transfer, assign, license or dispose of, the Rig or any part thereof, including any equipment, parts, spares or replacements; (iii) fail to keep in full force and effect the currently existing insurance coverage, or substantially equivalent insurance coverage, on the Rig through the Closing Time, provided that Force Majeure does not render impossible such coverage; (iv) enter into any new drilling contract or charter (or similar arrangement) in respect of the Rig; or (v) commit to do any of the foregoing.

(b) Seller shall promptly notify Buyer of the occurrence of (i) any material dispute or proceeding between Seller and any governmental agency or authority or any other person or entity related to the operation, use or ownership of the Rig, (ii) any accident or damage to the Rig, or (iii) any other event or condition which would make any representation or warranty made by Seller or Buyer not true and correct in any material respect, or which would make any agreement or covenant required to be performed by Seller incapable of being performed in any material respect, or which would cause a condition to Seller’s obligations to close not to be satisfied.

5.2 Buyer’s Covenants.

Buyer covenants and agrees that Buyer shall promptly notify Seller of the occurrence of any event or condition which would make any representation or warranty made by Buyer or Seller not true and correct in any material respect, or which would make any agreement or covenant required to be performed by Buyer incapable of being performed in any material respect, or which would cause a condition to Buyer’s obligations to close not to be satisfied.

6.	CONDITIONS PRECEDENT

6.1 Buyer’s Conditions Precedent. The obligations of Buyer to consummate the transactions to be performed by it in connection with the Closing are, in all respects, subject to satisfaction, or waiver by Buyer, of the below-listed conditions precedent:

(a) The Rig shall be safely jacked-up in the waters offshore of Singapore and shall be free from Liens;

(b) The representations and warranties of Seller set forth in Article 4.3 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and Seller shall have performed in all material respects the covenants and agreements of Seller contained herein that are required to be performed by Seller at or prior to the Closing;

(c) All of the items described in Article 7.2(a) shall have been delivered by Seller to Buyer; and

(d) Any necessary third party authorization, license, consent or approval of the transactions contemplated hereby under relevant laws regarding the ownership, operation and use of the Rig shall have been obtained.

6.2 Seller’s Conditions Precedent. The obligations of Seller to consummate the transactions to be performed by it in connection with the Closing are, in all respects, subject to satisfaction, or waiver by Seller, of the below-listed conditions precedent:

(a) The representations and warranties of Buyer set forth in Article 4.2 shall be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, and Buyer shall have performed in all material respects the covenants and agreements of Buyer contained herein that are required to be performed by Buyer at or prior to the Closing;

(b) Any necessary third party authorization, license, consent or approval of the transactions contemplated hereby under relevant laws regarding the ownership, operation and use of the Rig shall have been obtained; and

(c) All of the items described in Article 7.2(b) shall have been delivered by Buyer to Seller.

7.	CLOSING

7.1 Closing. Subject to the other terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase the Rig, and the Closing shall be held at 9 a.m., local time at the offices of Baker Botts L.L.P, 910 Louisiana Street, Houston, Texas 77002, or at such other place as is mutually agreed to by Buyer and Seller. The Closing shall take place three (3) Business Days after the satisfaction or appropriate waiver of all of the closing conditions set forth in Article 6 but in any event not later than October 1, 2005 (“Outside Date”); provided that, subject to the provisions of Article 9, if a Partial Loss (as defined therein) has occurred with respect to the Rig and Seller has elected to make repairs pursuant to Article 9.2, the Closing shall take place on the third Business Day following the date of completion of the pertinent repairs. In the event the Closing has not occurred by the Outside Date or the date described in the preceding sentence regarding repairs, Seller or Buyer may terminate this Agreement by providing notice to the other; provided, that such termination shall be without prejudice and in no way affect, or act as a bar to or wavier of, any rights which any party may have hereunder; and provided further, that the party attempting to terminate this Agreement may not he in breach of any of its material representations, warranties, covenants or agreements contained herein.

7.2 Documents to be Delivered by Seller and Buyer. On the Closing Date, representatives of Seller and Buyer shall meet as contemplated above for the purpose of completing the sale and purchase of the Rig.

(a) Seller’s Deliveries. Simultaneously with Buyer’s delivery of the Closing Payment as described in Article 7.2(b)(1) below, Seller shall deliver to Buyer the following with respect to the Rig:

1. A notarized bill of sale for the Rig in a form acceptable to the Panamanian Registry and substantially in the form attached hereto as Exhibit “D” (the “Bill of Sale”).

2. Any technical or regulatory documentation pertaining to the Rig which Seller may have in its possession and which is not already aboard the Rig, including, without limitation, DNV certificates, loadline certificates, radio licenses, operating manuals and engineering drawings; provided, however, that Seller does not represent that it has in its possession any such documentation, does not represent that any documentation that Seller does have is current, valid or correct, and does not represent that the Rig is capable of obtaining any needed documentation. Buyer shall also be entitled to retain a hard copy of the Rig’s preventive maintenance records, provided that this documentation may be provided to Buyer onboard the Rig.

3. A certified copy of the resolutions of Seller’s managers authorizing the sale of the Rig for the Sale Price and the other transactions contemplated herein and authorizing the issuance of a power of attorney in favor of Seller’s representatives and authorizing such representative(s) to sign all necessary documents relating to such transactions.

4. A fax copy or original of a Transcript of Registry dated on the Closing Date showing the Rig to be free from registered Liens or other registered encumbrances.

(b) Buyer’s Deliveries. Simultaneously with delivery of the Rig as contemplated herein and the items set forth in Article 7.2(a) above, Buyer shall:

1. Pay and deliver to Seller in full and free of bank charges the Closing Payment.

2. Deliver a certified copy of the resolutions of the Buyer’s Board of Managers authorizing the purchase of the Rig for the Sale Price and the other transactions contemplated herein and authorizing the issuance of a power of attorney in favor of the representatives of Buyer and authorizing such representative(s) to sign all necessary documents relating to such transactions.

(c) Other Actions to be taken at Closing.

At Closing Seller and Buyer shall execute and deliver the Certificate of Acceptance as contemplated in Article 8 below in a form acceptable to the Panamanian Registry and substantially in the form thereof attached hereto as Exhibit “A”.

8.	DELIVERY

Concurrently with the delivery of the Bill of Sale, (i) Seller shall deliver to Buyer, and Buyer shall accept from Seller, the Rig free from Liens, and (ii) each party shall acknowledge such delivery and acceptance by executing and delivering the Certificate of Acceptance. The Rig shall be delivered at its then current location in the offshore waters of Singapore, safely jacked-up, it being understood that any shore based items shall be delivered in their current on-shore location in Singapore. The risk of loss of, and title to, the Rig, shall pass to Buyer as of the Closing Time. In respect of that property, if any, forming part of the Rig which does not fall within the Bill of Sale, Seller and Buyer hereby agree that title shall be deemed to pass to Buyer as of the Closing Time without further documentation or action by either party.

9.	INTERIM PERIOD

9.1 Total Loss.

(a) If during the period between the date hereof and the Closing Time (the “Interim Period”), there is an actual total casualty loss, constructive total casualty loss or compromised total casualty loss (collectively, a “Total Loss”) of the Rig, Seller shall provide written notice to Buyer of such Total Loss. In such event, this Agreement shall terminate entirely upon written notice from Buyer to Seller electing to terminate, which notice must be delivered to Seller by 5:00 p.m., Houston, Texas time, on the fifth Business Day after Seller has notified Buyer of such Total Loss; or

(b) If during the Interim Period, there is a Total Loss of the Rig, and if Buyer or Seller has elected to terminate this Agreement in accordance with Article 9.1(a), then this Agreement shall immediately terminate and Seller shall pay the Deposit to Buyer pursuant to Article 3.2, which shall be Seller’s sole obligation, and neither Buyer nor Seller shall have any further obligations or rights under this Agreement.

9.2 Partial Loss.

(a) If, during the Interim Period, the Rig suffers loss or damage which is not a Total Loss (a “Partial Loss”), then the terms of this Article 9.2 shall apply. In such event, Seller shall provide written notice to Buyer of such Partial Loss and:

1. Seller shall either (i) perform the work necessary to cause the Rig to meet the Inspection Condition (the “Repair Work”) at Seller’s sole expense, or (ii) notify Buyer that Seller does not intend to perform the Repair Work, in which case the provisions of Articles 9.2(a)(2) and (3) shall apply;

2. If Seller cannot complete the Repair Work prior to the Outside Date or if Seller notifies Buyer that it does not intend to perform the Repair Work, and the parties are able to agree in writing on the costs of such Repair Work not completed by the Outside Date, or some other acceptable Sale Price reduction, within 15 Business Days of Buyer’s receipt of notice pursuant to this Article 9.2(a), then the Sale Price shall be reduced by such agreed amount; or

3. If Seller cannot complete the Repair Work prior to the Outside Date or. if Seller notifies Buyer that it does not intend to perform such Repair Work, and the parties are unable to agree in writing on the costs of the Repair Work or other acceptable Sale Price reduction within the time period specified in Article 9.2(a)(2), then the Rig shall be treated as having suffered a Total Loss and the provisions of Article 9.1 shall apply.

(b) The parties agree that a partial loss or damage which would reasonably be expected to cost less than One Hundred Twenty-Five Thousand United States Dollars (US$125,000) to repair (“De Minimis Damage”) shall not be considered a Partial Loss and shall not require any correction or remediation on the part of Seller hereunder, whether pursuant to Article 9, or otherwise.

10.	INDEMNITY AND LIABILITY

10.1 Buyer’s Personnel and Property. Buyer shall defend, release, indemnify and hold harmless Seller, its Affiliates, subcontractors and the respective officers, directors, agents, and employees of any of the foregoing, from and against all liens, claims, demands, causes of action, liability, damages, costs, expenses or losses (including, but not limited to, attorneys’ fees) (collectively, “Damages”) attributable to, or for or on account of, injury to or illness or death of employees, invitees and/or agents of Buyer and its Affiliates and subcontractors, or loss of or damage to property of Buyer, its Affiliates and subcontractors (including the Rig on or after the Closing Time) which arise from, are incident to or result directly or indirectly from the presence of employees, subcontractors, invitees and/or agents of Buyer or its Affiliates on the Rig.

10.2 Seller’s Personnel and Property. Seller shall defend, release, indemnify and hold harmless Buyer, its Affiliates, subcontractors and the respective officers, directors, employees and agents of any of the foregoing, from and against all Damages attributable to, or for or on account of, injury to or illness or death of employees, invitees and/or agents of Seller, its Affiliates and subcontractors or loss of or damage to property of Seller or its Affiliates (including the Rig prior to the Closing Time), and subcontractors which arise from, are incident to or result directly or indirectly from the presence of employees, subcontractors, invitees and/or agents of Seller or its Affiliates on the Rig.

10.3 Seller’s Other Indemnities. Subject to Articles 4.4, 10.1 and 10.2 above, and the other provisions of this Agreement, Seller shall release, indemnify, defend and hold Buyer harmless from and against any Damages arising out of or in connection with:

(a) the Rig or the operation of the Rig, to the extent the alleged event giving rise to such claim occurred prior to the Closing Time;

(b) any breach of any of the representations or warranties made by Sellers in Article 4.3 or any breach by Seller of any of the covenants or agreements set forth in this Agreement. It is understood and agreed that the maximum aggregate amount of all indemnity payments by Seller and related to the Rig under this Article 10.3(b) shall not exceed the Sale Price and that no indemnity payments will be due under this Article 10.3(b) in respect of the first One Hundred Thousand United States Dollars (US$100,000) of Damages suffered by the parties otherwise entitled to indemnity under this Article 10.3(b).

10.4 Buyer’s Other Indemnities. Subject to Articles 4.4, 10.1 and 10.2 above, and the other provision of this Agreement, Buyer shall release, indemnify, defend and hold Seller harmless from and against any Damages arising out of or in connection with:

(a) the Rig or the operation of the Rig, to the extent the alleged event giving rise to such claim occurred at or after the Closing Time;

(b) any breach of any of the representations or warranties made by Buyer in Article 4.2 or any breach by Buyer of any of the covenants or agreements set forth in this Agreement. It is understood and agreed that the maximum aggregate amount of all indemnity payments by Buyer and related to the Rig under this Article 10.4(b) shall not exceed the Sale Price and that no indemnity payments will be due under this Article 10.4(b) in respect of the first One Hundred Thousand United States Dollars (US$100,000) of Damages suffered by the parties otherwise entitled to indemnity under this Article 10.4(b).

10.5 Indemnification Notices. If any party claiming indemnification (an “Indemnified Party”) is seeking indemnification under this Agreement from a party owing a duty of indemnification hereunder (the “Indemnifying Party”), the Indemnified Party must give written notice of the claim to the Indemnifying Party describing in reasonable detail the nature of the claim, an estimate of the Damages attributable to the claim (which estimate will not be conclusive or binding) and the basis for the Indemnified Party’s request for indemnification hereunder. If the Indemnifying Party does not respond within a 30 calendar day period, the Indemnifying Party will be deemed to have rejected such claim in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement and applicable law.

10.6 Third Party Claims. All claims for indemnification under this Agreement with respect to Damages claimed or asserted by a third party against an Indemnified Party (that third-party claim or assertion, a “Third-Party Claim”) shall be asserted and resolved as this Article 10.6 provides.

(a) An Indemnified Party claiming indemnification in respect of a Third-Party Claim must promptly (i) notify the Indemnifying Party of any Third-Party Claim asserted against the Indemnified Party that could reasonably give rise to a right of indemnification under this Agreement and (ii) transmit to the Indemnifying Party a notice (a “Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, an estimate of the amount of damages attributable to that claim to the extent feasible (which estimate will not be conclusive or binding) and the basis for the Indemnified Party’s request for indemnification under this Agreement. The failure to promptly deliver a Claim Notice will not relieve the Indemnifying Party of its obligations to the Indemnified Party with respect to the related Third-Party Claim, except to the extent that the resulting delay is materially prejudicial to the defense of that claim. Within 30 days after receipt of any Claim Notice (the “Election Period”), the Indemnifying Party must notify the Indemnified Party (i) whether the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 10 with respect to that Third-Party Claim and (ii) if the Indemnifying Party does not dispute its potential liability to the Indemnified Party with respect to that Third-Party Claim, whether the Indemnifying Party elects, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against that Third-Party Claim.

(b) If the Indemnifying Party does not dispute its potential liability to the Indemnified Party and notifies the Indemnified Party within the Election Period that the Indemnifying Party elects to assume the defense of the Third-Party Claim, then the Indemnifying Party will have the right to defend, at its sole cost and expense, that Third-Party Claim by all appropriate proceedings, which proceedings the Indemnifying Party must prosecute diligently to a final conclusion or settle at its discretion in accordance with this Article 10.6, and the Indemnified Party will furnish the Indemnifying Party with all information in its possession with respect to that Third-Party Claim and otherwise cooperate with the Indemnifying Party in the defense of that Third-Party Claim; provided, however, that the Indemnifying Party will not enter into any settlement with respect to any Third-Party Claim that purports to limit the activities of, or otherwise restricts in any way, any Indemnified Party or any Affiliate of any Indemnified Party without the prior consent of that Indemnified Party (which consent shall not be unreasonably withheld). The Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party, to file, during the Election Period, any motion, answer or other pleadings that the Indemnified Party deems necessary or appropriate to protect its interests or those of the Indemnifying Party. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim the Indemnifying Party controls under this Article 10.6 and will bear its own costs and expenses with respect to that participation; provided, however, that if the named parties to any such action (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party, then the Indemnified Party may employ separate counsel at its sole cost and expense and, on its receipt of written notification of that employment, the Indemnifying Party will not have the right to assume or continue the defense of that action on behalf of the Indemnified Party.

(c) If the Indemnifying Party (i) within the Election Period (A) disputes its potential liability to the Indemnified Party under this Article 10, (B) elects not to defend the Indemnified Party under Article 10.6(a), or (C) fails to notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Article 10.6(a), or (ii) elects to defend the Indemnified Party under Article 10.6(a), but fails diligently and promptly to prosecute or settle the Third-Party Claim, then the Indemnified Party will have the right to defend, at the sole cost and expense of the Indemnifying Party (if the Indemnified Party is entitled to indemnification hereunder), the Third-Party Claim by all appropriate proceedings, which proceedings the Indemnified Party must promptly and vigorously prosecute to a final conclusion or settle. The Indemnified Party will have full control of such defense and proceedings. Notwithstanding the foregoing, if the Indemnifying Party has delivered a written notice to the Indemnified Party to the effect that the Indemnifying Party disputes its potential liability to the Indemnified Party under this Article 10 and if that dispute is resolved in favor of the Indemnifying Party, the Indemnifying Party will not be required to bear the costs and expenses of the Indemnified Party’s defense under this Article 10 or of the Indemnifying Party’s participation therein at the Indemnified Party’s request, and the Indemnified Party will reimburse the Indemnifying Party in full for all reasonable costs and expenses of that litigation. The Indemnifying Party may participate in, but not control, any defense or settlement the Indemnified Party controls under this Article 10.6(c), and the Indemnifying Party will bear its own costs and expenses with respect to that participation.

(d) Payments of all amounts owing by an Indemnifying Party under this Article 10 relating to a Third-Party Claim will be made within 30 days after the latest of (i) the settlement of that Third-Party Claim, (ii) the expiration of the period for appeal of a final adjudication of that Third-Party Claim or (iii) the expiration of the period for appeal of a final adjudication of the Indemnifying Party’s liability to the Indemnified Party under this Agreement in respect of that Third-Party Claim.

10.7 General Indemnity and Liability Provisions.

(a) Application of Indemnities. All of the indemnities and allocations of risk contained in this Article 10 or elsewhere in this Agreement shall apply notwithstanding the negligence, or gross negligence or willful misconduct (whether sole, concurrent, active or passive) of any person or party (including an Indemnified Party), or the strict liability of, liability imposed by statute on, or other breach of obligation by, any person or party (including an Indemnified Party), or any other event of condition (excluding, in all cases, the willful misconduct of an Indemnified Party). Indemnitees shall be entitled to reasonable attorneys’ fees incurred in asserting or enforcing the indemnities granted herein.

(b) Consequential Damages. In no event shall either Seller, on the one hand, or Buyer, on the other, be liable to the other for special, indirect or consequential damages suffered by the other party resulting from or arising out of this Agreement, including, without limitation, loss of profit, loss of use or business interruptions, however same may be caused. The foregoing shall not affect the indemnity obligations for Third-Party Claims set forth in this Article 10.

(c) Recouped Amount. If, after an indemnity payment is made under this Article 10 by an Indemnifying Party (an “Indemnity Payment”) to an Indemnified Party, such Indemnified Party receives, directly or indirectly, any refund, rebate, credit, settlement or other payment or amount from any person relating to such Indemnity Payment (a “Recouped Amount”) which was not included in the Indemnifying Party’s favor when calculating the Indemnity Payment, the Indemnified Party shall promptly inform the Indemnifying Party and pay an amount equal to the Recouped Amount to the Indemnifying Party. In addition, if any Indemnified Party becomes aware of circumstances that could reasonably give rise to a Recouped Amount, the Indemnified Party shall promptly so notify the Indemnifying Party.

11.	ASSIGNMENT

This Agreement may not be assigned by any party without the prior written consent of the other parties; provided, however, that Buyer shall be entitled to assign this Agreement to an Affiliate (“Buyer Assignee”) of Buyer (“Permitted Assignment”) in the manner and under the terms set forth herein. Buyer shall notify Seller on or prior to the date of any Permitted Assignment. In the event of the Permitted Assignment, Buyer shall remain directly responsible for all obligations of Buyer hereunder and further cause Buyer Assignee to fully comply with the terms hereof, it being the understanding and agreement of the parties that Buyer shall in no way be relieved of any liability or responsibility hereunder.

12.	TAXES AND FEES

Seller shall bear all Taxes that relate to the ownership, operation or storage of the Rig prior to the Closing Time. Buyer shall bear (i) all Taxes that relate to the ownership, operation or storage of the Rig after the Closing Time and (ii) all Taxes assessed on account of the sale or transfer of the Rig to Buyer. Each party shall defend, indemnify and hold the other party harmless from and against all such Taxes for which the indemnifying party is responsible under this Article 12. Notwithstanding the foregoing, any Taxes, fees and expenses in connection with the registration under Buyer’s flag shall be for Buyer’s account, whereas similar charges in connection with the closing of the Seller’s registry shall be for Seller’s account.

13.	CHOICE OF LAW AND JURISDICTION

The parties agree that this Agreement shall be governed by and construed in accordance with general maritime laws of the United States, and, to the extent such maritime laws cannot be applied, the laws of the State of Texas.

Each of the parties hereto agrees that any action or proceeding brought to enforce the rights or obligations of any party hereto under this Agreement may be commenced and maintained in any court of competent jurisdiction located in the Harris County, Texas, and that any Texas State court or federal court sitting in the Harris County, Texas shall have exclusive jurisdiction over any such action or proceeding brought by any of the parties hereto.

14.	COST OF THE TRANSACTION

Whether or not the transactions contemplated hereby shall be consummated, the parties agree that each party will pay the fees, expenses and disbursements of such party and its agents, representatives, and counsel incurred in connection with the subject matter of this Agreement. Without limiting the generality of the foregoing, Buyer shall bear the costs incurred by it in carrying out the inspection of the Rig.

15.	NOTICES

Any notice, demand or communication required, permitted or desired to be given hereunder must be given in writing and shall be deemed effectively given upon receipt and shall be personally delivered, telecopied or mailed by prepaid certified mail, return receipt requested, addressed as follows:

Seller	Hydrocarbon Capital II LLC
Attn: James P. Seery
745 Seventh Ave.
New York, New York 10019
Telecopy: (646) 758-2209

with a copy to	Lehman Commercial Paper Inc.
Attn: J. Robert Chambers
600 Travis Street, Suite 7200
Houston, Texas 77002
Telecopy: (713) 236-3912

Buyer	Hercules Offshore, LLC
Attn: Steven Manz, Chief Financial Officer
2929 Briar Park Drive, Suite 435
Houston, Texas 77042
Telecopy: (713) 952-4342

with a copy to	Baker Botts L.L.P.
Attn: David Emmons
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Telecopy: (214) 661-4414

or to such other address, and to the attention of such other person or officer, as any party may designate by notice.

16.	BROKERAGE

Each party agrees to bear its own cost related to fees or commissions of its brokers or agents and to indemnify the other from and against all loss, cost, damage or expense (including reasonable attorneys’ fees and expenses) arising out of claims for any fees or commissions of its brokers or agents, if any, employed or alleged to have been employed in connection with the sale and purchase of the Rig.

17.	ENTIRE AGREEMENT/AMENDMENT

This Agreement (including the exhibits and schedules hereto) supersedes (and the parties hereby terminate without recourse) all preceding oral and written agreements, records, negotiations, reference materials and correspondence between the parties regarding the subject matter hereof, and this Agreement constitutes the entire agreement of whatsoever kind or nature existing between the parties respecting the sale of the Rig, excluding only the provisions of the June 16, 2005 Memorandum of Understanding between Seller and Buyer under the Caption “Confidentiality”. As between the parties, no oral statements, prior correspondence, schedules, lists, brochures, drawings or written material of any kind not specifically incorporated herein shall be of any force and effect, and shall not be relied upon by the other party. All prior representations or agreements, whether written or verbal, not expressly incorporated herein, are superseded and may not be relied upon and no changes in or additions to this Agreement may be made by either party except in a writing signed by both parties hereto.

18.	NAME AND MARKINGS

Buyer shall ensure that the name of the Rig is changed and that any markings on the outer part of the Rig bearing the name of the Rig shall be removed or deleted as soon as possible but not later than 120 days after the Closing Date.

19.	GENERAL

19.1 The invalidity, illegality or unenforceability of any provision or any part of any provision of this Agreement shall not affect the continuation in force of such other part or the remainder of this Agreement.

19.2 This Agreement may be executed in any number of counterparts by the parties hereto on separate counterparts, each of which when executed and delivered shall constitute an original, but all of which shall together constitute one and the same instrument.

19.3 The provisions of Articles 10.1 and 10.2 and any other provision which, due to their nature should reasonably be expected to survive, shall survive any termination of this Agreement.

19.4 Neither party shall be in breach of its obligations (other than its obligation to pay money) to the extent it is prevented or hindered by Force Majeure. “Force Majeure” shall be any event of extraordinary nature which is beyond the reasonable control of a party and not reasonably foreseeable at the time of the signature of this Agreement, and shall include (but not be limited to) acts of war or acts of God, or warlike operations in the region where the Rig is located, but shall not include mere financial distress or inability to pay on the part of either party, When, due to termination of such Force Majeure, such performance is no longer impossible, the party affected thereby shall immediately resume such performance under this Agreement; provided, however, if such event of Force Majeure shall continue for 30 days beyond the Outside Date, either party shall have the right to terminate this Agreement by written notice to the other party. In the event this Agreement is terminated pursuant to this paragraph, each party shall be released from its obligations hereunder (but without prejudice to any rights accrued prior to the date of termination).

19.5 This Agreement shall be binding upon and inure for the benefit of the parties and their respective successors and assigns.

19.6 Neither of the parties has the right to make any public statement with regard to or in connection with this Agreement or to disclose information related thereto without prior approval by the other party, unless required by applicable law, the rules and regulations of the United States Securities and Exchange Commission or applicable rules and regulations of any exchange or market to which Buyer is subject. Notwithstanding the foregoing, Buyer and Seller shall be entitled, after due notice in advance to the other party, to make such public statements as they reasonably determine are required in order to comply with the rules or regulations of any securities exchange on which their (or their respective ultimate parent’s) securities are listed for trading.

19.7 Buyer may, at its option and expense, place a reasonable number of representatives on board the Rig at any time and from time to time during the term of this Agreement. Buyer shall coordinate with Seller with regard to the timing and method of travel to the Rig. All such representatives shall be subject to any and all safety and other rules in effect on the Rig. Without affecting the indemnity obligations or liabilities of Buyer hereunder, in the event any such representatives are placed on board the Rig, Buyer shall maintain insurance coverage relating to such representatives boarding the Rig naming Seller as an additional insured as is reasonably prudent for similarly situated rig operators. Upon request of Seller, Buyer shall furnish certificates of insurance reflecting that Seller is an additional named insured under such policies and that such policies may not be canceled without thirty (30) days’ prior written notice to Seller.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple originals by their duly authorized officers, all as of the day and year first above written.

“BUYER”
Hercules Offshore, LLC

By:	/S/ RANDALL D. STILLEY
Name:	Randall D. Stilley
Title:	Authorized Manager

“SELLER”
Hydrocarbon Capital II LLC
By: Lehman Commercial Paper Inc., Managing Member

By:	/S/ J. ROBERT CHAMBERS
Name:	J. Robert Chambers
Title:	Authorized Signatory

EXHIBIT “B”

Equipment Excluded from Sale

The following equipment is not included in the sale:

NONE

EXHIBIT “C”

Scope of Work

Keppel FELS Limited Invoice # 25100180 totaling $115,106.10 to overhaul engines #2 & #4.